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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 30, 2022
Date of Report (Date of earliest event reported)

TELOS CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-08443	52-0880974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19886 Ashburn Road,
Ashburn, Virginia	20147-2358
(Address of principal executive offices)	(Zip Code)

(703) 724-3800
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name, former address, and former fiscal year, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.001 par value per share	TLS	The Nasdaq Stock Market LLC
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

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Item 1.01.    Entry into a Material Definitive Agreement.
Item 2.03.    Creation of a Direct Financing Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 30, 2022, Telos Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, as borrower, Xacta Corporation, ubIQuity.com, inc., Teloworks, Inc., and Telos Identity Management Solutions, LLC, as guarantors (collectively, the “Guarantors”), the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”). The Credit Agreement provides for a $30,000,000 senior secured revolving loan facility with a maturity date of December 30, 2025, with the option of issuing letters of credit thereunder and with an uncommitted expansion feature of up to $30,000,000 of additional revolver capacity (the “Loan”). The Loan is subject to acceleration in the event of customary events of default. The Company has not drawn any amounts under the Loan. The Company held $125,332,000 of cash and cash equivalents as of September 30, 2022.
Borrowings under the Credit Agreement will accrue interest, at the Company’s option, at one of three variable rates, plus a specified margin. The Company can elect to borrow at (i) the Alternative Base Rate, plus .9%; (ii) Adjusted Daily Simple SOFR, plus 1.9%; and (iii) Adjusted Term SOFR, plus 1.9%, as such capitalized terms are defined and calculated in the Credit Agreement. The Company may elect interest periods of one, three and six months for borrowings at Adjusted Term SOFR. The Company may elect to convert borrowings from one type of borrowing to another type per the terms of the Credit Agreement. After the occurrence and during the continuance of any event of default, the interest rate may increase by an additional 2.0%. The Company is obligated to pay accrued interest (i) with respect to amounts accruing interest based on the Alternative Base Rate, each calendar quarter and on the maturity date, (ii) with respect to amounts accruing interest based on Adjusted Daily Simple SOFR, on each one month anniversary of the borrowing and on the maturity date, and (iii) with respect to amounts accruing interest based on Adjusted Term SOFR, at the end of the period specified per the Credit Agreement and on the maturity date. Upon five, three, or one days’ prior notice, as applicable, the Company may prepay any portion or the entire amount of the Loan. The Company is also paying costs and customary fees, including a closing fee, commitment fees and letter of credit participation fee, if any, payable to the Agent and Lenders, as applicable, in connection with the Loan.
The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type and includes a maximum senior leverage ratio financial covenant. In connection with the Credit Agreement, the Agent has been granted, for the benefit of the Lenders, a security interest in and general lien upon various property of the Company and the Guarantors, subject to certain permitted liens and encumbrances. The occurrence of an event of default under the Credit Agreement could result in the Loan and other obligations becoming immediately due and payable and allow the Lenders to exercise all rights and remedies available to them under the Credit Agreement or as a secured party under the Uniform Commercial Code, in addition to all other rights and remedies available to them.
A copy of the Credit Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the attached Credit Agreement.
Item 9.01.    Financial Statements and Exhibits.

99.1	Credit Agreement between, among others, Telos Corporation and JPMorgan Chase Bank
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S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELOS CORPORATION

By:	/s/ Mark Bendza
Mark Bendza
Chief Financial Officer
Date:  January 5, 2023
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